Exhibit 5.1
August 22, 2006
Hypertension Diagnostics, Inc.
2915 Waters Road, Suite 108
Eagan, Minnesota 55121
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted on behalf of Hypertension Diagnostics, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to the registration of an aggregate of 10,000,000 shares (the “Shares”) of Common Stock, $.01 par value, issued or to be issued by the Company, pursuant to the terms of the Company’s 2003 Stock Plan, as amended, and 2005 Stock Plan (the “Plans”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plans, and when delivered against payment thereof in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP